EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

SHARPSPRING, LLC

and

SMTP, INC.

dated as of

August 12, 2014

i

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement"), dated as of August 12, 2014, is entered into between SharpSpring, LLC, a Delaware limited liability company ("Seller"), and SMTP, Inc., a Delaware corporation ("Buyer").
RECITALS
WHEREAS, Seller is engaged in the business of creating, marketing and/or selling software that provides for marketing automation, call tracking, website traffic analytics and/or customer relationship management (the "Business"); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:
"2013 Financial Statements" has the meaning set forth in Section 4.04.
"2015 Revenue Run Rate" means the revenue amount equal to (a) the Achieved December 2015 Revenues multiplied by (b) twelve.  Items that shall be excluded from the calculation of 2015 Revenue Run Rate are:  (i) one-off revenue items such as the sale or long term lease/license of assets and (ii) booked revenues, gross bookings, or other credits not recognized as revenue under US GAAP.
 "Achieved 2015 Revenues" means, for the period between January 1, 2015 and December 31, 2015, all recognized subscription revenues, license fees and other fees for the use of software, overage charges and service charges received by Buyer and Buyer Sub in the operation of the Business in conjunction with the normal sale of a subscription service, revenues from pay-as-you-go plans in which customers are subscribed in accordance with US GAAP, and other revenues received in the ordinary course of business; provided, that the following items that shall be excluded from the calculation of Achieved 2015 Revenues:  (i) one-off revenue items derived from the sale or long term lease/license of assets and (ii) booked revenues, gross bookings, or other credits not recognized as revenue under US GAAP.

"Achieved December 2015 Revenues" means, for the period between December 1, 2015 and December 31, 2015, recognized subscription revenues, license fees and other fees for the use of software, overage charges and service charges received by Buyer and Buyer Sub in the operation of the Business in conjunction with the normal sale of a subscription service, revenues from pay-as-you-go plans in which customers are subscribed in accordance with US GAAP, and other revenues received in the ordinary course of business.
"Accounts Receivable" has the meaning set forth in Section 2.01(b).
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Acquisition Proposal" has the meaning set forth in Section 6.03(a).
"Additional Share Listing Application" means any additional listing application or similar document required by NASDAQ relating to the shares of Common Stock or the transactions contemplated by this Agreement.
"Adjusted Selling Price" has the meaning set forth in Section 2.06(b).
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.
"Allocation" has the meaning set forth in Section 2.07.
"Apportioned Obligations" has the meaning set forth in Section 6.15(a).
"Assigned Contracts" has the meaning set forth in Section 2.01(d).
"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).
"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(a)(iv).
"Assumed Liabilities" has the meaning set forth in Section 2.03.
"Balance Sheet" has the meaning set forth in Section 4.04.

"Balance Sheet Date" has the meaning set forth in Section 4.04.
"Basket" has the meaning set forth in Section 8.04(a).
"Benefit Plan" has the meaning set forth in Section 4.19(a).
"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).
"Books and Records" has the meaning set forth in Section 2.01(l).
"Business" has the meaning set forth in the recitals.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer Closing Certificate" has the meaning set forth in Section 7.03(g).
"Buyer Indemnitees" has the meaning set forth in Section 8.02.
"Buyer Plans" has the meaning set forth in Section 6.05(c).
"Buyer's Accountants" means Rivers & Moorehead PLLC, or another firm as designated by Buyer.
"Buyer Sub" means SMTP SharpSpring Sub, Inc., a wholly owned subsidiary of the Buyer.
"Cap" has the meaning set forth in Section 8.04(a).
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec.Sec. 9601 et seq.
"Closing" has the meaning set forth in Section 3.01.
"Closing Date" has the meaning set forth in Section 3.01.
"Code" means the Internal Revenue Code of 1986, as amended.
"Commission" means the U.S. Securities and Exchange Commission.

"Common Stock" means the shares of common stock, par value $0.001 per share, of Buyer.
 "Contracts" means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, purchase orders and all other agreements, commitments and legally binding arrangements to which the Seller is a party or by which any of its assets are bound.
"Current Assets" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses or other assets, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of Seller's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (such receivables, if any, to be repaid to the Seller prior to Closing), applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the 2013 Financial Statements.
"Current Leased Real Property" has the meaning set forth in Section 4.10(b).
"Direct Claim" has the meaning set forth in Section 8.05(c).
"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
"Dollars or $" means the lawful currency of the United States.
"Earn-Out Cash Component" has the meaning set forth in Section 2.06(a).
"Earn-Out Calculation Objection Notice" has the meaning set forth in Section 2.06(d).
"Earn-Out Calculation Statement" has the meaning set forth in Section 2.06(d).
"Earn-Out Components" has the meaning set forth in Section 2.06(b).
"Earn-Out Stock Component" has the meaning set forth in Section 2.06(a).
"Employee Agreement" has the meaning set forth in Section 3.02(a)(v).
"Employee Earn-Out Pool" has the meaning set forth in Section 2.06(e).
"Encumbrance" means any charge, claim, community property interest, pledge, condition, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind.
"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec.Sec. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sec.Sec. 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. Sec.Sec. 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. Sec.Sec. 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sec.Sec. 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. Sec.Sec. 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sec.Sec. 651 et seq.
"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 2.02.
"Excluded Contracts" has the meaning set forth in Section 2.02(a).
"Excluded Liabilities" has the meaning set forth in Section 2.04.
"Financial Statements" has the meaning set forth in Section 4.04.
"FICPR" means Florida Institute for the Commercialization of Public Research.
"FIRPTA Certificate" has the meaning set forth in Section 7.02(l).
"Future Leased Real Property" has the meaning set forth in Section 4.10(b).
"Government Contracts" has the meaning set forth in Section 4.07(a)(vii).
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
"Indemnified Party" has the meaning set forth in Section 8.05.
"Indemnifying Party" has the meaning set forth in Section 8.05.
"Independent Accountant" has the meaning set forth in Section 2.06(d).
"Insurance Policies" has the meaning set forth in Section 4.15.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing ("Trademarks"); (b) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing ("Copyrights"); (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein ("Trade Secrets"); (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models) ("Patents"); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation ("Software"); (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and(i) claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration),  relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which the Seller is a party, beneficiary or otherwise bound, including all Contracts under which Seller is a licensor or licensee.
"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted or proposed to be conducted.
"Intellectual Property Assignments" has the meaning set forth in Section 3.02(a)(iii).
"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
"Interested Party" means any Person or group of Persons other than Buyer and its Affiliates that have expressed an interest, whether orally or in writing, to Seller (or any of its Affiliates) in consummating a Seller Acquisition Proposal at any time between the date hereof and sixty (60) days following the Outside Date.

"Interim Balance Sheet" has the meaning set forth in Section 4.04.
"Interim Balance Sheet Date" has the meaning set forth in Section 4.04.
"Interim Financial Statements" has the meaning set forth in Section 4.04.
"Inventory" has the meaning set forth in Section 2.01(c).
"Key Employees" has the meaning set forth in Section 2.10(d).
"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01 of the Disclosure Schedules.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Leased Real Property" has the meaning set forth in Section 4.10(b).
"Leases" has the meaning set forth in Section 4.10(b).
"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
"Licensed Intellectual Property" means all Intellectual Property in which Seller holds any rights or interests granted by license from other Persons, including Seller's Affiliates, pursuant to any Intellectual Property Agreement.
"Losses" means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive, consequential, special or indirect damages (including loss of revenue or diminution in value), except in the case of fraud, or willful misconduct, or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement, or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, except pursuant to Section 4.03 and Section 6.08; (v) any changes in applicable Laws or accounting rules, including US GAAP; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (vii) conditions generally affecting the industries in which the Business operates or (viii) any natural or man-made disaster or acts of God, except in the case of clauses (i), (ii), (v) or (vii), such event or change which disproportionately affects the Seller when compared to other Persons operating in the industries in which the Seller operates.
"Material Contracts" has the meaning set forth in Section 4.07(a).
"Material Customers" has the meaning set forth in Section 4.14(a).
"Material Suppliers" has the meaning set forth in Section 4.14(b).
"Multiemployer Plan" has the meaning set forth in Section 4.19(c).
"NASDAQ" means the NASDAQ Stock Market LLC.
"Net Assets" means (a) those Purchased Assets that comprise Current Assets, plus (b) those Purchased Assets that constitute long-term liquid assets, if any, minus (c) all Assumed Liabilities, calculated in accordance with US GAAP, consistently applied.
"Non-U.S. Benefit Plan" has the meaning set forth in Section 4.19(a)
"Outside Date" has the meaning set forth in Section 9.01(b).
"Payout Percentage" has the meaning set forth in Section 2.06(b).
 "Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Authorities.
"Permitted Encumbrances" has the meaning set forth in Section 4.08.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Pledge Agreement" has the meaning set forth in Section 3.02(b).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Purchase Price" has the meaning set forth in Section 2.05.
"Purchased Assets" has the meaning set forth in Section 2.01.
"Qualified Benefit Plan" has the meaning set forth in Section 4.19(c).
"Registrable Securities" means shares of Common Stock underlying the Earn-Out Stock Component.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Buyer and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
"Remaining Balance" has the meaning set forth in Section 2.06(b).
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Restricted Period" has the meaning set forth in Section 6.07(a).
"Review Period" has the meaning set forth in Section 2.06(d).
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Security Agreement" has the meaning set forth in Section 3.02(b).
"Seller" has the meaning set forth in the preamble.

"Seller Acquisition Proposal" means any proposal or offer or expression communicated to Seller (or any officer or director of Seller) by an Interested Party that it is considering or may engage in, whether in one transaction or a series of related transactions, (a) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Seller or the Business representing fifty percent (50%) or more of the assets of the Seller (on a consolidated basis with any subsidiaries, if applicable), (b) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifty percent (50%) or more of the voting power of the Seller or (c) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Seller in which an Interested Party shall acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of any class of voting securities of the Seller; provided, however, that the term "Seller Acquisition Proposal" shall not include the transactions contemplated by this Agreement.
"Seller Closing Certificate" has the meaning set forth in Section 7.02(i).
"Seller Indemnitees" has the meaning set forth in Section 8.03.
"Seller's Accountants" means James Moore & Company, P.L.
"Specified Sales Employees" means those employees of Seller set forth on Section 6.05(a) who, immediately prior to the Closing, perform sales services for Seller.
"Tangible Personal Property" has the meaning set forth in Section 2.01(f).
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other taxes, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Territory" means the entire world based upon the fact that Buyer currently offers its services in approximately 130 countries and plans to launch services utilizing the Purchased Assets on a global basis.
"Tax Treatment" has the meaning set forth in Section 2.07.

"Third Party Claim" has the meaning set forth in Section 8.05(a).
"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, Security Agreement, Pledge Agreement, the Employee Agreements and the other agreements, instruments and documents required to be delivered at the Closing.
 "Union" has the meaning set forth in Section 4.20(b).
"US GAAP" means United States generally accepted accounting principles in effect at Closing.
ARTICLE II
Purchase and Sale
Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and shall, upon Buyer's election, assign, transfer, convey and deliver to Buyer Sub, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:
(a)            cash and cash equivalents;
(b)            all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, whether or not billed ("Accounts Receivable");
(c)            all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories ("Inventory");
(d)            all Contracts, including Intellectual Property Agreements, of the Seller or relating to the Business, other than Excluded Contracts (the "Assigned Contracts");
(e)            all Intellectual Property Assets;
(f)            all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");
(g)            all Leased Real Property;
(h)            all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets (but only to the extent such Permits and Environmental Permits may be transferred under applicable Law), including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(i)            all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(j)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;
(k)            all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(l)            originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial, accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and
(m)            all goodwill associated with the Purchased Assets.
Section 2.02  Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):
(a)            Those Contracts listed on Schedule 2.02(a) of the Disclosure Schedules (the "Excluded Contracts");
(b)            the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c)            all Benefit Plans, including assets reserved to pay the obligations under the such Employee Benefit Plans;
(d)            the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;
(e)            the Seller's rights under or pursuant to this Agreement and the other Transaction Documents;
(f)            all equity interests in Seller, including all shares of capital stock, membership interests or partnership interests;
(g)            all claims for refund of Taxes relating to Pre-Closing Tax Periods, including claims relating to the Purchased Assets;
(h)            any directors and officers liability insurance policies of Seller and any claims thereunder and the rights of Seller thereunder and any proceeds thereof;

(i)            all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date;
(j)            all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; and
(k)            all documents and other materials covered by attorney-client privilege or another similar privilege relating to the Transaction Documents.
Section 2.03  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all Liabilities of Seller arising prior to, at or after the Closing Date, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"), including, without limitation:
(a)            all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid;
(b)            all Liabilities in respect of the Assigned Contracts;
(c)            those Liabilities of Seller set forth on Section 2.03(c) of the Disclosure Schedules;
(d)            all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the portion of any taxable period ending after the Closing Date and (ii) Taxes for which Buyer or Buyer Sub is liable pursuant to Section 6.14; and
(e)            all other liabilities and obligations arising out of or relating to Buyer's or Buyer Sub's ownership or operation of the Business and the Purchased Assets on or after the Closing.
Section 2.04  Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, neither Buyer nor Buyer Sub shall assume, and neither Buyer nor Buyer Sub shall be responsible to pay, perform or discharge those liabilities and obligations (a) for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the portion of any taxable period ending prior to the Closing Date, (b) relating to any Excluded Assets, (c) to Affiliates of the Seller (including, without limitation, time off with pay benefits, and other Seller benefit plan benefits relating to pension, profit sharing, change of control bonuses, option plan replacement bonuses, termination and severance benefits or similar payments, if any), (d) relating to Seller's portion of the Taxes payable pursuant to Section 6.14 (collectively, the "Excluded Liabilities").
Section 2.05  Purchase Price. The aggregate purchase price for the Purchased Assets shall be $15,000,000 (the "Purchase Price"), plus the assumption of Assumed Liabilities.  The Purchase Price is payable as follows: $5,000,000 in cash payable by Buyer to Seller at Closing, subject to adjustment pursuant to Section 3.02(b)(i), plus; (b) up to $6,000,000 of the Earn-Out Cash Component, plus; (c) up to $4,000,000 of the Earn-Out Stock Component.
Section 2.06  Earn-out.
(a)            Earn-out Payments. At such times as provided in Section 2.06(e), Buyer shall pay to Seller $6,000,000 in cash (the "Earn-Out Cash Component"), subject to adjustment based on the post-Closing revenue achievement as described in Section 2.06(b), and the holdback provisions as described in Section 2.06(b); and $4,000,000 in shares of Common Stock (the "Earn-Out Stock Component"), subject to adjustment based on the post-Closing revenue achievement as described in Section 2.06(b), and holdback provisions as described in Section 2.06(b), the number of shares of Common Stock of which shall be determined by dividing the Earn-Out Stock Component (as may be adjusted) by the average market closing price of the Common Stock on NASDAQ for the twenty (20) trading days immediately prior to issuance of the Earn-Out Stock Component, but in no event more than 120% of the average market closing price of the Common Stock for the preceding six (6) months.

(b)            Procedures Applicable to Determination of the Earn-out Payments. The adjustments to the Earn-Out Cash Component and the Earn-Out Stock Component (collectively, the "Earn-Out Components") shall be made based on Buyer's audit of fiscal revenues from the Purchased Assets in accordance with the 2015 Revenue Run Rate or the Achieved 2015 Revenues, as applicable.  The Earn-Out Cash Component and the Earn-Out Stock Component shall be paid in full if (A) the 2015 Revenue Run Rate equals or exceeds $5,000,000 or (B) Buyer delivers Seller written notice of its intent to pay in full the Earn-Out Cash Component and the Earn-Out Stock Component, with such notice being irrevocable and provided at Buyer's sole discretion. If none of the conditions described in subsections (A) and (B) above is met, the amount of the Earn-Out Components to be paid will be determined by the following procedure:
(i)            a percentage payout (the "Payout Percentage") will be equal to:
(Achieved 2015 Revenues / $3,263,000)1.25.
The Payout Percentage will be rounded up or down to the nearest two decimal places (i.e. 93.4567% = 93.46%) and will not exceed 100%.
The total Purchase Price to be provided to Seller (the "Adjusted Selling Price") will be determined by multiplying the Payout Percentage by $15,000,000.
(ii)            The remaining balance to be paid to Seller (the "Remaining Balance") will be calculated by subtracting the $5,000,000 Cash Component paid at Closing, and subtracting any amounts payable by Seller to Buyer pursuant and subject to Section 8.04 and Section 8.06.
(iii)            Subject to Section 2.06(d) and (e), the Earn-Out Cash Component and the Earn-Out Stock Component (each in their proportion of the Remaining Balance (i.e., 60% Cash and 40% Stock)) shall be issued within five (5) Business Days of the completion of the audit of Buyer Sub's 2015 financial statements, together with the audit of the Achieved 2015 Revenues and the 2015 Revenue Run Rate, such audit to be completed no later than March 31, 2016.
(c)            Achieved 2015 Revenues and the 2015 Revenue Run Rate shall be determined by Buyer's auditor in accordance with US GAAP as set forth herein.

(d)            Seller shall have 60 days after receipt (the "Review Period") of the written calculation of the Earn-Out Components and the 2015 Revenue Run Rate ("Earn-Out Calculation Statement") to review the Earn-Out Calculation Statement and the calculations set forth therein. During the Review Period, Seller and its accountants/representatives shall have the right to inspect Buyer and Buyer Sub's books and records during normal business hours at Buyer and Buyer Sub's offices, upon reasonable prior notice and solely for purposes related to the determinations of the 2015 Revenue Run Rate, Achieved 2015 Revenues and the resulting Earn-Out Components. Prior to the expiration of the Review Period, Seller may object to the calculations set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an "Earn-Out Calculation Objection Notice") to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable calculations disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the calculations set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the 2015 Revenue Run Rate, the  Achieved 2015 Revenues and the payment of the Earn-Out Components. If Buyer and Seller are unable to reach agreement within 30 days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than Seller's Accountants or Buyer's Accountants, appointed by mutual agreement of Buyer and Seller (the "Independent Accountant"). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable calculations as promptly as practicable and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of the 2015 Revenue Run Rate and the Achieved 2015 Revenues that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Achieved 2015 Revenues or the 2015 Revenue Run Rate differ from Achieved 2015 Revenues or the 2015 Revenue Run Rate as finally determined by the Independent Accountant.
(e)            Timing and Method of Payment of Earn-Out Payment.
(i)            Subject to Section 2.06(d), any payment of the Earn-Out Cash Component that Buyer is required to pay, and any issuance of shares of Common Stock in payment of the Earn-Out Stock Component pursuant to Section 2.06(a) hereof, shall be paid in full or issued, as applicable, no later than three Business Days following the date upon which the determination of Earn-Out Calculation Statement becomes final and binding upon the parties as provided in Section 2.06(d) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice); provided, however, in the event the Common Stock ceases to be listed on NASDAQ as of such payment date, the Earn-Out Stock Component payable shall be paid in cash; provided, further, in the event Buyer's stockholders' approval is required under applicable Law and/or NASDAQ approvals are required under applicable NASDAQ listing requirements (or similar regulations) to issue the Earn-Out Stock Component and are not (or can not) be obtained in accordance therewith prior to the required issuance of such Earn-Out Stock Component, the Earn-Out Stock Component payable shall be paid to Seller in cash.  Buyer shall pay to Seller the applicable Earn-Out Cash Component in cash by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer on the Closing Date.  Buyer shall deliver to Seller shares of Common Stock in consideration of the applicable Earn-Out Stock Component in the manner designated in writing by Seller to Buyer on the Closing Date.  Notwithstanding anything to the contrary set forth herein, to the extent any Earn-Out Stock Component is payable, Seller shall distribute the entire Earn-Out Stock Component to its members; provided, however, that Seller shall only distribute any Earn-Out Stock Components to the Knowledge persons listed on Section 1.01 of the Disclosure Schedules (and any designees obtaining Common Stock); if such Persons have executed and delivered a lock up agreement in form and substance reasonably acceptable to the parties hereto prior to the distribution of such Earn-Out Stock Component to such Knowledge persons.

(ii)            In the event that an amount equal to or greater than 95% of the Earn-Out Cash Component is payable to Seller pursuant to Section 2.06(d), Buyer shall distribute an amount of cash not to exceed $375,000 (the "Employee Earn-Out Pool") to those individuals set forth on Section 2.06(e) of the Disclosure Schedules, and not to Seller, in proportion to the percentages set forth in such schedule, subject to applicable withholding.  Buyer shall only make distributions from the Employee Earn-Out Pool to those individuals that are employed (x) by, and in good standing with, Buyer or Buyer Sub on the date such distribution is to be made and (y) to maintain the Purchased Assets or operate the Business.  If any such individual is not employed by, and in good standing with, Buyer or Buyer Sub on the date such distribution is to be made, Buyer shall distribute any such individual's proportional amount of the Employee Earn-Out Pool to Seller in accordance with Section 2.06(e).
(iii)            In the event that the Buyer or Buyer Sub (as owned by the Buyer) enters into a sale of all or substantially all of the assets of the Business (a "Fundamental Transaction") to an independent third party and the obligations under this Section 2.06 are not assumed by the purchaser(s) thereof, the Earn-Out Components shall accelerate and Buyer shall pay the entire unpaid portion of the Earn-Out Cash Component and the Earn-Out Stock Component to Seller prior to or contemporaneously with the consummation of any such Fundamental Transaction; provided, that the Earn-Out Stock Component shall be paid in cash.
(f)            Security. The parties hereto understand and agree that (i) to secure its payment of the Earn-Out Components, at Closing, Buyer shall cause Buyer Sub to grant Seller a first priority security interest in the Buyer Sub and the Purchased Assets.  Without limiting Seller's other rights and remedies, and subject to Section 2.06(h), if Buyer fails in whole or part to pay and issue the Earn Out Components when due, Seller may assess and Buyer will pay late fees at the rate of 1.5% per month or part thereof that the failure continues, and Buyer will reimburse Seller for all attorneys' fees, court costs and other costs and expenses Seller reasonably incurs to enforce its rights to the Earn Out Components.  Upon payment of the Earn-out Cash Component and Earn-Out Stock Component in accordance with this Section 2.06, Seller authorizes the termination and/or release of all of its security interests under the applicable UCC-1 financing statement(s) as set forth in the Pledge Agreement and the Security Agreement without any further action on the part of Seller, Buyer or Buyer Sub.

(g)            Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07  Allocation of Purchase Price and Tax Treatment. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated (the "Allocation") among the Purchased Assets and the covenants contained in Section 6.07 hereof for all purposes (including Tax and financial accounting) in accordance with the appraisal of the Purchased Assets obtained from a nationally recognized valuation firm, selected by Buyer and acceptable to Seller, by Buyer within 90 days following the Closing Date, provided that (for the avoidance of doubt, notwithstanding anything to the contrary in the appraisal) $25,000 shall be allocated to the covenants set forth in Section 6.07 hereof. Upon receipt, Buyer shall deliver such appraisal and a draft Allocation to Seller within 90 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in such appraisal or the draft Allocation, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any such dispute within 120 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  Buyer and Seller hereby agree that the transactions contemplated pursuant to this Agreement represent a sale and purchase of the Purchased Assets by Seller to Buyer, and the transfer of the Purchased Assets to Buyer Sub by Seller is at the direction of and for the convenience of Buyer, and as such, shall be treated as a transfer to Buyer followed by Buyer's contribution of the Purchased Assets to Buyer Sub (the "Tax Treatment").  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and the Tax Treatment. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.
Section 2.08  Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law; provided, however, that if the Buyer or any of its respective Affiliates, or anyone acting on their behalf, believes that any withholding is due with respect to any payment made by it, it shall give written notice to the payee prior to the making of such payment, and it shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would eliminate the requirement to withhold with respect to such payment under the Code or any applicable Tax law. All such withheld amounts shall be treated as delivered to Seller hereunder only to the extent actually remitted to the applicable Governmental Authority.

Section 2.09  Third Party Consents. To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer or Buyer Sub without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall, and Buyer shall cause Buyer Sub to, use their respective commercially reasonable efforts to obtain any such required consent(s); provided, however, that neither Seller, Buyer nor Buyer Sub shall be required to pay any consideration therefor. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's or Buyer Sub's rights under the Purchased Asset in question so that Buyer or Buyer Sub would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset and at Buyer's expense, shall act from the Closing to April 30, 2016 as Buyer's or Buyer Sub's agent in order to obtain for it the benefits thereunder and shall use commercially reasonable efforts to cooperate with Buyer or Buyer Sub in any other reasonable arrangement designed to provide such benefits to Buyer or Buyer Sub. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer or Buyer Sub shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer or Buyer Sub either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. The Seller will promptly pay to Buyer when received all monies received by the Seller under any Contract that constitutes a Purchased Asset, and Buyer shall pay, defend, discharge and perform all Liabilities under such Contracts which constitute Assumed Liabilities hereunder.
Section 2.10  Post-closing Operation of Buyer Sub. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing and until December 31, 2015, or earlier if mutually agreed, Buyer will:
(a)            maintain Buyer Sub as an identifiable operating entity with identifiable bookkeeping;
(b)            cause Buyer Sub to utilize the Purchased Assets in order to conduct the Business and cause Buyer Sub to apply all of its revenues derived  from the Purchased Assets to the operation of the Business;
(c)            provide Buyer Sub within five (5) Business Days of Closing with a short-term loan of $300,000 to fund the operation of the Business, whereby the entire amount shall be repaid to Buyer by Buyer Sub without interest (unless otherwise required to be imputed) on, but not prior to, December 31, 2015;
(d)            not cause those individuals listed on Section 2.10(d) of the Disclosure Schedules  (collectively, "Key Employees") and all other Hired Employees (including the Specified Sales Employees) maintaining the Purchased Assets or operating the Business to devote less than 90% of their working time to operating the Business as conducted within Buyer or Buyer Sub;
(e)             own all of the equity interests or ownership interests in Buyer Sub and cause the Buyer Sub to own the Purchased Assets or other assets utilized to operate the Business;

(f)            refrain from interfering with the conduct of the Business of Buyer Sub in a manner that would materially adversely affect the 2015 Revenue Run Rate or the Achieved 2015 Revenues or materially reduce the Earn-Out Components, including without limitation, requiring Buyer Sub to change its budget, branding, pricing model, business model or other material aspects of the Business;
(g)            refrain from transferring cash from Buyer Sub to Buyer; and
(h)            other than as permitted under, and pursuant to the terms and conditions set forth in Section 2.06(e)(iii), refrain from engaging Buyer Sub directly in any material transaction.
For the avoidance of doubt Buyer shall not, and shall cause Buyer Sub not to, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any payment of the Earn-Out Components under this Agreement.
Section 2.11  Right to Appoint a Buyer Director. If Seller, following issuance of the Earn-Out Share Component, holds 20% or more of Buyer's outstanding shares, subject to applicable shareholder approval, Seller shall be entitled to appoint one director to the Buyer's Board of Directors (the "Seller Director").  Buyer shall use its reasonable best efforts to cause the rights granted to Seller with respect to the nomination and appointment of the Seller Director to inure to the benefit of Seller. Such efforts on the part of Buyer shall include, but not be limited to, the nomination and appointment of the Seller Director.  Buyer shall enter into a separate indemnification agreement upon the election or appointment of such Seller Director, in the Buyer's customary form, or if no such form is in use by Buyer, then an indemnification agreement in a form reasonably satisfactory to Seller.
ARTICLE III
Closing
Section 3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of SMTP, Inc., in Nashua, NH, at 11 a.m., New York, NY time, no later than 5 Business Days after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".
Section 3.02  Closing Deliverables.
(a)            At the Closing, Seller shall deliver to Buyer the following:
(i)            a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer or Buyer Sub;
(ii)            an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer or Buyer Sub of the Purchased Assets and the Assumed Liabilities;

(iii)            an intellectual property assignment agreement in the form of Exhibit C hereto (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer or Buyer Sub;
(iv)            with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an "Assignment and Assumption of Lease") and duly executed by Seller;
(v)            with respect to each Key Employee, (A) employee agreements (each an "Employee Agreement") and (B) restrictive covenant agreements, duly executed by each Key Employee;
(vi)            with respect to any liens (other than Permitted Encumbrances) on the Purchased Assets, a written termination of any such liens on the Purchased Assets;
(vii)            the Seller Closing Certificate;
(viii)            the FIRPTA Certificate;
(ix)            the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k);
(x)            pay-off letters and cancelled promissory notes regarding all indebtedness to be repaid at Closing, each in form and substance reasonably satisfactory to Buyer;
(xi)            all of the third-party consents and approvals set forth on Section 3.2(c) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer;
(xii)            draft certificate of amendment to be filed within five (5) Business Days following the Closing Date with the Secretary of State of the State of Delaware (and each other applicable Secretary of State of such States in which Seller is qualified to do business) amending the name of the Seller so that it does not include the phrase "Sharp Spring";
(xiii)            a statement showing in reasonable detail Seller's good faith calculation of the Net Assets of the Seller as of Closing; and
(xiv)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)            At the Closing, Buyer shall deliver to Seller the following:
(i)            $5,000,000 of the Purchase Price (the "$5,000,000 Cash Component") by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer on or prior to the Closing Date; provided, that if Net Assets of the Seller on the Closing Date are less than $0.00, the $5,000,000 Cash Component will be decreased by an amount equal to the actual amount of the Seller's Net Assets that are below $0.00 on the Closing Date, on a dollar-for-dollar basis, except that the total outstanding balance due on the Seller's FICPR loan (and any other indebtedness under the payoff letters delivered pursuant to Section 3.02(a)(x)) will be paid by the Seller out of the $5,000,000 Cash Component at Closing, and shall be excluded from the calculation of Net Assets; provided further, that the $5,000,000 Cash Component will be reduced by the actual fees paid for by Buyer for the audit contemplated by Section 7.02(m); and

(ii)            the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer or Buyer Sub at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(iii)            the Assignment and Assumption Agreement duly executed by Buyer or Buyer Sub;
(iv)            with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer or Buyer Sub;
(v)            a security agreement in the form of Exhibit D hereto (the "Security Agreement") and duly executed by Buyer Sub, granting a security interest in the Purchased Assets;
(vi)            a pledge agreement in the form of Exhibit E hereto (the "Pledge Agreement") and duly executed by Buyer, granting a security interest to Seller in one hundred percent (100%) of the capital stock of Buyer Sub owned by Buyer and any other ownership or voting interests in Buyer Sub held from time to time;
(vii)            the Buyer Closing Certificate;
(viii)            the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(i);
(ix)            with respect to each Key Employee, an Employee Agreement duly executed by Buyer or Buyer Sub; and
(x)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article IV to the extent that it is reasonably apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 4.02  Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.03  No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04  Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Company at December 31, 2013 the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the "2013 Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six month period then ended (the "Interim Financial Statements" and together with the 2013 Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2013 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Business as of June 30, 2014  is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date".
Section 4.05  No Undisclosed Liabilities. Seller has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), except for: (a) those liabilities set forth in the Balance Sheet and (b) those liabilities which have arisen after the date of the Financial Statements in the ordinary course of business that are set forth on Section 4.05 of the Disclosure Schedules.
Section 4.06  Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Schedules, from the Interim Balance Sheet Date to the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:
(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)            material change in any method of accounting or accounting practice for the Business, except as required by US GAAP or as disclosed in the notes to the Financial Statements;
(c)            material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(e)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(f)            cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(g)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;
(h)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(i)            acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(j)            material capital expenditures which would constitute an Assumed Liability;
(k)            imposition of any Encumbrance other than any Permitted Encumbrances upon any of the Purchased Assets;
(l)            (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business, except, in the case of clauses (i), (ii) and (iii), as provided, in Seller's management's discretion, to employees to compensate such employees for lost income opportunities resulting from the consummation of the transactions contemplated by this Agreement;
(m)            hiring or promoting any person as or to (as the case may be) an officer except to fill a vacancy in the ordinary course of business; provided, however, that the hiring of salespeople to continue to grow the business and the hiring of technical resources to assist with product development is understood to be in the ordinary course of business;
(n)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)            purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or
(p)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.07  Material Contracts.
(a)            Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being "Material Contracts"):
(i)            all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;
(ii)            all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;
(iii)            all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iv)            all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(v)            except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(vi)            all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;
(vii)            all Contracts with any Governmental Authority ("Government Contracts");
(viii)            all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(ix)            all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)            all joint venture, partnership or similar Contracts; and
(xi)            all powers of attorney with respect to the Business or any Purchased Asset.

(b)            Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller's Knowledge, threatened under any Contract included in the Purchased Assets.  The Seller is not bound by or otherwise performing under any oral arrangements with respect to the Business.
Section 4.08  Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests, but excluding Intellectual Property Assets) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):
(a)            those items set forth in Section 4.08 of the Disclosure Schedules;
(b)            liens for Taxes not yet due and payable and for Taxes being contested in good faith;
(c)            mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(d)            easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or
(e)            liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.09  Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10  Real Property.
(a)            Seller does not own any parcel of real property.
(b)            Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), which consist of the Leased Real Property currently occupied by Seller (the "Current Leased Real Property") and the Leased Real Property that Seller anticipates occupying commencing October 1, 2014 (the "Future Leased Real Property") and the leases, including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which Seller holds the Leased Real Property are listed in Section 4.07(a) of the Disclosure Schedules (collectively, the "Leases"). Seller has made available to Buyer a true and complete copy of each Lease. Seller has no present intention to renew the Lease with respect to the Current Leased Real Property beyond its current lease term. With respect to each Lease:
(i)            such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Current Leased Real Property;
(ii)            Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii)            Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to  the Future Leased Real Property has exercised any termination rights with respect thereto;
(iv)            Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy  the Future Leased Real Property or any portion thereof; and
(v)            Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Future Leased Real Property.
(c)            Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Future Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Future Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Future Leased Real Property as currently operated at the Current Leased Real Property. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)            The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.
Section 4.11  Intellectual Property.
(a)            Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of all: (A) Intellectual Property Registrations owned by Seller and specifying as to each, as applicable: the nature of such Intellectual Property Registration; the title, mark or design; inventor, if any; the jurisdiction by or in which it has been issued or registered or in which an application for such issuance or registration has been filed; the registration or application serial number; and the registration or application date; and (B) Intellectual Property Assets owned by Seller, including Software, that are not registered but that are material to the operation of the Business as currently conducted or planned and including, in each case, a brief description of the Intellectual Property. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are in good standing. Seller, to the extent requested by Buyer, has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(b)            Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, including the date, title and parties for each agreement. Such schedule identifies under separate headings (i) Intellectual Property Agreements under which Seller is the licensor or licensee or which otherwise relate to the Seller's ownership or Business's use of Intellectual Property and (ii) for each Intellectual Property Agreement under which Seller is the licensee or otherwise permitted to use a third party's Intellectual Property, the Licensed Intellectual Property that relates to such Agreements. Seller has made available to Buyer with true and complete copies (or in the case of any oral agreements, a complete and accurate written description) of all Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)            Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets owned by Seller, and has the valid right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or planned, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)            The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements is all of the Intellectual Property necessary to operate the Business as presently conducted or planned. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of additional amounts with respect to, nor, except as set forth in Section 4.03 of the Disclosure Schedules, require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Intellectual Property necessary to operate the Business as presently conducted or planned. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of the Seller, and with every current and former independent contractor, whereby such employees and independent contractors: (A) enter into an enforceable "work-made-for-hire" arrangement or written agreement with the Seller or assign to the Seller any ownership interest and right they may have in the Intellectual Property Asset (subject, in the case of independent contractors, to the contractors' reservation of rights in Intellectual Property developed independently of the applicable agreement); and (B) acknowledge the Seller's exclusive ownership of the Intellectual Property Assets. Seller, to the extent requested by Buyer, has provided Buyer with true and complete copies of all such agreements.
(e)          Seller's rights in the Intellectual Property Assets, to Seller's Knowledge, are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          To Seller's Knowledge, the conduct of the Business as currently and formerly conducted and planned, and the Intellectual Property Assets and Licensed Intellectual Property as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller's Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)            There are no Actions (including any oppositions, interferences or re-examinations) settled, pending, or to Seller's Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets or  Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

Section 4.12  Reserved.
Section 4.13  Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
Section 4.14  Customers and Suppliers.
(a)            Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business and, to Seller's Knowledge, there are no material disputes with any Material Customer.
(b)            Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, Seller has not received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business and, to Seller's Knowledge, there are no material disputes with any Material Supplier.
Section 4.15  Insurance. Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"). Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms.

Section 4.16  Legal Proceedings; Governmental Orders.
(a)            Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller's Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)            Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance, in all material respects, with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules.  To Seller's Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17  Compliance With Laws; Permits.
(a)            Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller is currently, and has for the last (2) years been, in material compliance with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.
(b)            All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  To Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18  Environmental Matters.
(a)            The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)            Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures reasonably necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)            None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or to Seller's Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)            There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or, to Seller's Knowledge, formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.
(e)            Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.
(f)            Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller in connection with the Business or the Purchased Assets as to which Seller may retain liability, and to Seller's Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.
(g)            Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)            Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)            Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.
Section 4.19  Employee Benefit Matters.
(a)            Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability (as listed on Section 4.19(a) of the Disclosure Schedules, each, a "Benefit Plan"). Seller has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a "Non-U.S. Benefit Plan").
(b)            With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of the current employee handbook and (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.
(c)            Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)            With respect to each Benefit Plan (i) no such plan is a multiemployer plan with the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"); (ii) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (iii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/except as set forth in Section 4.19(d) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code.
(e)            Except as set forth in Section 4.19(e) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.
(f)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(g)            Except as set forth in Section 4.19(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code or  require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.
Section 4.20  Employment Matters.
(a)            Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)            Except as set forth in Section 4.20(b) of the Disclosure Schedules, Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.
(c)            Seller is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20(c), there are no Actions against Seller pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d)            With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past 3 years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 4.21  Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)            All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)            The Seller has withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, equityholder, foreign payee or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(c)            Except for any Permitted Encumbrances, including statutory Encumbrances for current Taxes not yet due and payable, there are no Encumbrances related or attributable to Taxes encumbering (and to Seller's Knowledge, no taxing authority has threatened in writing to encumber) any of the assets of the Seller.
(d)            No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(e)            All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(f)            Seller is not a party to any Action by any taxing authority. There are no pending or threatened, in writing, Actions by any taxing authority.
(g)            Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.
(h)            Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(i)              Notwithstanding anything in this Agreement to the contrary, the representations and warranties in Section 4.08, Section 4.19, and this Section 4.21 are the sole representations and warranties relating to Taxes of the Seller.
Section 4.22  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.23  No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an Affiliate of Seller, or any of their respective Representatives, with respect to the execution and delivery of this Agreement and the Transaction Documents to which it will be a party, any of the transactions contemplated by this Agreement or the Transaction Documents to which it will be a party or the Purchased Assets, notwithstanding the delivery or disclosure to Buyer or its Representatives of any documentation or other information with respect to one or more of the foregoing.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01  Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.02  Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.03  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06  Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.  In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.07  Legal Proceedings. Except as set forth in Section 5.10 of the Disclosure Schedules, there are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that (a) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (b) otherwise relate to Buyer's properties or assets. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.08  Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).
ARTICLE VI
Covenants
Section 6.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonably efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)            preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)            pay the debts, Taxes and other obligations of the Business when due;
(c)            continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(d)            maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e)            continue in full force and effect without modification all material Insurance Policies, except as required by applicable Law;
(f)            defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(g)            perform all of its obligations under all Assigned Contracts, in all material respects;
(h)            maintain the Books and Records in accordance with past practice;
(i)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(j)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.
Section 6.02  Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller.
Section 6.03  No Solicitation of Other Bids.
(a)            Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)            In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)            Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04  Notice of Certain Events.  From the date hereof until the Closing, and subject to Section 6.19, Seller shall promptly notify Buyer in writing of:
(a)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied; and
(b)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(c)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(d)            any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement;
(e)            any expression by an Interested Party, whether in writing or orally, or a Seller Acquisition Proposal; and

(f)            any employee bonuses paid in equity of the Seller, in Seller's management's discretion, to employees to compensate such employees for lost income opportunities resulting from the consummation of the transactions contemplated by this Agreement.
Section 6.05  Employees and Employee Benefits.
(a)            Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, other than with respect to Key Employees and the Specified Sales Employees, Buyer will offer employment, on an "at will" basis, to all of such employees.  All employees of Seller hired by Buyer will be considered "Hired Employees."  Buyer shall use its commercially reasonable efforts to promptly transition each Specified Sales Employee to a PEO arrangement with ADP, Inc. or other payroll solutions provider.  Buyer will have no Liability with regard to any employee of Seller who does not accept employment with Buyer and become a Hired Employee.  Subject to the terms and conditions of any applicable contract, nothing contained in this Agreement will confer upon any Hired Employee any right with respect to continuance of employment by Buyer after the Closing, nor will anything herein interfere with the right of Buyer to terminate the employment of any Hired Employee at any time after the Closing.
(b)             Buyer will provide to Hired Employees during the one-year period ending on the first anniversary of the Closing, with terms of employment, compensation and employee benefits which, in the aggregate, are at least substantially comparable to those in effect on the Closing Date and provided by the Seller to the Hired Employees, but excluding for all purposes all equity and equity-based compensation.
(c)            For purposes of eligibility and vesting under the employee benefit plans (other than any equity based incentive or compensation programs) of Buyer and its Affiliates providing benefits to any Hired Employees after the Closing Date (the "Buyer Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits under applicable Buyer Plans, each Hired Employee shall be credited with his or her years of service with Seller before the Closing Date.
(d)            Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable, to the extent applicable, to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date.
(e)            Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06  Confidentiality. From and after the Closing, Seller shall hold, and shall use its commercially reasonable efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or its Representatives; or (b) is lawfully acquired by Seller or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.07  Non-competition; Non-solicitation.
(a)            For a period of 3 years commencing on the Closing Date (the "Restricted Period"), Seller shall not directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that, to Seller's Knowledge, becomes a client or customer of the Business during the Restricted Period), or any other Person who has a material business relationship with the Business as of the date of this Agreement or, to Seller's Knowledge, at any time during the Restricted Period, to terminate or modify any such actual relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)            During the Restricted Period, Seller shall not directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)            Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)            Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(e)            Within 3 Business Days after the Closing Date, Seller will change its name to another name that is not similar to, or does not reference, the name SharpSpring in any manner.
Section 6.08  Governmental Approvals and Consents.
(a)            Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
(b)            Without limiting the generality of the parties' undertakings pursuant to subsection (a) above, each of the parties hereto shall use all commercially reasonable efforts to:
(i)            avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(ii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
Section 6.09  Books and Records.
(a)            In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, including with respect to the rights and procedures set forth in Section 2.06(d), for a period of 3 years after the Closing, Buyer shall:

(i)            retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii)            upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records and Buyer's and Buyer Sub's personnel.
(b)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of 3 years following the Closing, Seller shall:
(i)            retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)            upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(c)            Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10  Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.11  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.12  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 6.13  Receivables. From and after the Closing, if Seller receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.
Section 6.14  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and the cost of the preparation of any Tax Returns related thereto) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by 50% by Seller and 50% by Buyer when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary and promptly reimburse Seller for its share of any such documented Taxes, fees and costs).  Buyer shall provide, at least three (3) days prior to the Closing, properly completed, valid and executed certificates, if any, evidencing exemption from any transfer taxes.

Section 6.15  Pro Ration of Certain Taxes/Refunds.
(a)            All real property, personal property or similar ad valorem taxes levied upon the Purchased Assets (collectively, the "Apportioned Obligations") shall be apportioned between the Seller, on the one hand, and Buyer, on the other hand based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period included in the Post-Closing Tax Period. Seller shall be liable for the amount of such Taxes that is attributable to the Pre- Closing Tax Period (and will be given credit for any prepayments of Tax that offset such liabilities made by Seller), and Buyer shall be liable for the amount of such Taxes that is attributable to the Post-Closing Tax Period.  Except with the prior written approval of Seller, Buyer shall not and shall procure that Buyer Sub shall not file or caused to be filed any amended Tax Return for any Pre-Closing Tax Period or take any voluntary action or make any voluntary omission on the Closing Date after the time of the Closing which increases the amount of Taxes attributable to the Pre-Closing Period (as determined pursuant to this Section 6.15(a)).
(b)            In the event Buyer, Buyer Sub or any Affiliate receives any refund of Taxes (whether by direct receipt of money or the application of such refund as a payment of Taxes for a Post-Closing Tax Period) for a Pre-Closing Tax Period, Buyer shall promptly pay an amount equal to such refund to the Seller.
Section 6.16  Earn-Out Stock Component.  Buyer covenants that all shares of Common Stock which may be issued upon the payment of the Earn-Out Stock Component will, upon issuance by Buyer, be duly and validly issued, fully paid and nonassessable, and free from preemptive rights and free from all Taxes, liens, duties and charges with respect thereto. Buyer further covenants that, from and after the date hereof, Buyer will at all times have authorized and reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of paying the Earn-Out Stock Component, a sufficient number of shares of Common Stock to provide for the payment of the Earn-Out Stock Component. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the payment of the Earn-Out Stock Component, Buyer shall take any and all corporate action within its control as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  Buyer will take all required action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any Law, or of any requirements of NASDAQ. In the event Buyer is required but unable to pay the Earn-Out Stock Component in Common Stock for any reason, Buyer will pay Seller with cash in an equivalent amount in full and final satisfaction of the Earn-Out Stock Component.

Section 6.17  Registration Rights.  As soon as commercially practicable subsequent to issuance of the Earn-Out Stock Component, but in any event prior to 30 days subsequent to such issuance, Buyer shall (i) file a registration statement on Form S‑3 if available, and if not available or practicable, use another appropriate registration statement such as Form S-1 ("Registration Statement") with the Commission covering the resale by Seller of the Registrable Securities, (ii) use its reasonable best efforts to have such Registration Statement declared effective as promptly as practicable thereafter, and (iii) keep the Registration Statement effective until (1) the date on which the Registrable Securities may be resold by Seller without registration under the Securities Act and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (2) all of the Registrable Securities have been sold pursuant to the Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect.  Buyer shall, promptly upon receipt of notice of a transfer by Seller, add to the Registration Statement any transferee of the Earn-Out Stock Component.
Section 6.18  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.19  Disclosure Schedules Update; Interim Financials.  From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, the Seller shall disclose to Buyer in writing promptly upon discovery thereof (i) (in the form of updated Disclosure Schedules) any material variances from the representations and warranties contained in Article IV (the "Updated Disclosures") and (ii) if the employment of any key employee, or group of employees, of the Company is terminated for any reason, whether by the Company or by such key employee, or group of employees. None of the foregoing disclosures shall limit or otherwise affect the remedies available to the Buyer hereunder; provided, that if such Updated Disclosures (A) were not required to be disclosed to make the representations and warranties true and correct in all material respects as of the date hereof and (B) disclose underlying events that occurred and circumstances that arose exclusively between the date hereof and the Closing (any disclosure meeting the requirements of clauses (A) and (B), a "Qualifying Updated Disclosure"), then such Qualifying Updated Disclosure(s) shall amend and supplement the representations and warranties in Article IV as of the Closing Date for purposes of indemnification under Article VIII hereunder but not for purposes of determining whether the conditions set forth in Section 7.02(a) have been satisfied.
Section 6.20  Additional Share Listing Application. As soon as commercially practicable, but in no event later than 30 days subsequent to the Closing Date, Buyer shall file the Additional Share Listing Application and use its reasonable best efforts to have the Additional Share Listing Application approved by NASDAQ.

ARTICLE VII
Conditions to closing
Section 7.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)            The representations and warranties set forth in Article IV above which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the representations and warranties set forth in Article IV which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)            Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)            No Action shall have been commenced against Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)            All approvals, consents and waivers that are identified as Required Consents on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(e)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)            Seller shall have delivered, or caused to be delivered, each of the documents and agreements (duly executed where applicable) set forth in Section 3.02(a).
(g)            Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)            All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, which may include payoff letters, in form reasonably satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.
(i)            Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").
(j)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(k)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(l)            Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.
(m)            Seller shall have delivered to Buyer a signed engagement letter or other agreement between the Company and an independent accounting firm (registered with the PCAOB) in which the accounting firm commits within 45 days from the execution of this Agreement to deliver complete audited financial statements (with footnotes) of the Company for 2013 in accordance with US GAAP.
(n)            Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03  Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)            The representations and warranties set forth in Article V above which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the representations and warranties set forth in Article V which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)            Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)            No Action shall have been commenced against Buyer which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)            All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.
(e)            Buyer shall have delivered, or caused to be delivered, each of the documents and agreements (duly executed where applicable) set forth in  Section 3.02(b).
(f)            Buyer shall have delivered to Seller the $5,000,000 Cash Component, as adjusted pursuant to Section 3.02(a)(i).
(g)            Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").
(h)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(i)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(j)            Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
Indemnification
Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2016; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 5.01, Section 5.02 and Section 5.04 (collectively, the "Fundamental Representations") shall survive indefinitely \and (ii) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.   For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods set forth in this Section 8.01 are contractual statutes of limitations and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable survival period.  No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 8.01.

Section 8.02  Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(c)            any Excluded Asset or any Excluded Liability; or
(d)            any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 8.03  Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c)            any Assumed Liability.
Section 8.04  Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)            Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $125,000 (the "Basket"), in which event Seller shall be required to pay all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed twenty percent (20%) of the sum of (x) Five Million Dollars ($5,000,000) plus (y) the Earn-Out Components calculated in accordance with Section 2.06 and payable to Seller pursuant to Section 2.06(e) (the "Cap"); provided, however, that the limitation set forth in this Section 8.04(a) shall not apply to (i) any breach or inaccuracy of any of the applicable Fundamental Representations or the representations and warranties set forth in Section 4.21 or (ii) any claims relating to fraud or willful misconduct.
(b)            The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(c)            Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.18, Section 4.19, Section 4.21, Section 5.01, Section 5.02 and Section 5.04.
(d)            Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(e)            Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05  Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".
(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its sole cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. The Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06  Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 1.5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.  Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto acknowledge and agree that the Buyer shall have the right to withhold and offset against the Earn-Out Cash Component and/or the Earn-Out Stock Component (including any portion of such Earn-Out Stock Component payable in cash) payable to Seller any and all amounts subject to indemnification under Section 8.02 at the time such Earn-Out Cash Component and/or Earn-Out Stock Component is scheduled to be made.

Section 8.07  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08  Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.
ARTICLE IX
Termination
Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:
(a)            by the mutual written consent of Seller and Buyer;
(b)            by Buyer by written notice to Seller if:
(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to materially perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller by the Outside Date; or
(ii)            any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by September 1, 2014 (the "Outside Date"), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)            by Seller by written notice to Buyer if:
(i)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer by the Outside Date; or
(ii)            any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)            by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02  Seller Termination Fee.  If Buyer terminates this Agreement pursuant to (a) Section 9.01(b)(i) or (b) Section 9.01(b)(ii), and in the case of this clause (ii), all of the conditions to Seller's obligations to consummate the Closing under Section 7.01 or Section 7.03 have not been satisfied (other than any such conditions which by their nature are to be satisfied by the Closing Date), and within twelve months of the date of the termination of this Agreement, Seller consummates a Seller Acquisition Proposal from an Interested Party, then the Seller shall pay, or cause to be paid, to Buyer a fee equal to the total of (i) any proceeds received by Seller (or its Affiliates) in calendar year 2014 or concurrently with the closing of a transaction related to a Seller Acquisition Proposal less $5,000,000 plus (ii) any deferred proceeds payable pursuant to the Seller Acquisition Proposal in excess of $10,000,000 (collectively, the "Termination Fee"), by wire transfer of immediately available funds to an account designated by Buyer, not later than three Business Days after the consummation of such transaction arising from such Seller Acquisition Proposal.  Each of the Parties hereto acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
Section 9.03  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this Article IX and Section 6.06 and Article X hereof; and
(b)            that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	SharpSpring, LLC 802 NW 5th Avenue, First Floor Gainesville, FL 32604 E-mail: rick@sharpsring.com Attention: Rick Carlson, CEO
with a copy to:	Pepper Hamilton, LLP Hamilton Square 600 Fourteenth Street, N.W. Washington, DC 20005-2004 E-mail: wormserd@pepperlaw.com Attention: David A. Wormser, Esq.

If to Buyer:	SMTP, Inc. 100 Innovative Way, Suite 3330 Nashua NH 03062 E-mail: jon.strimling@smtp.com Attention: Jonathan Strimling, CEO
with a copy to:	David M. Bovi, P.A 319 Clematis Street, Suite 700 West Palm Beach, FL 33401 E-mail: dmbpa@bellsouth.net Attention: David M. Bovi, Esq.
Section 10.03  Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08  No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SHARPSPRING, LLC
By_____________________ Name: Richard Carlson Title: Chief Executive Officer

SMTP, INC.
By_____________________ Name: Jonathan Strimling Title: Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Below is a list all omitted schedules. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Section 1.01
Knowledge of Seller

Section 2.02(d)
Certain Excluded Assets

Section 2.03(c)
Certain Assumed Liabilities

Section 2.06(e)
Employee Earn-Out Pool

Section 2.10(d)
Key Employees

Section 4.01
Organization and Qualification of Seller

Section 4.03
No Conflicts; Consents

Section 4.05
Undisclosed Liabilities

Section 4.06
Absence of Certain Changes, Events and Conditions

Section 4.07(a)
Material Contracts

Section 4.08
Permitted Encumbrances

Section 4.09
Condition and Sufficiency of Assets

Section 4.10(b)
Leased Real Property

Section 4.11(a)
Intellectual Property

Section 4.11(b)
Intellectual Property Agreements

Section 4.14(a)

Material Customers

Section 4.14(b)
Material Suppliers

Section 4.15
Insurance

Section 4.16(a)
Legal Proceedings

Section 4.16(b)
Governmental Orders

Section 4.17(a)
Compliance with Laws

Section 4.17(b)
Permits

Section 4.18(b)
Environmental Permits

Section 4.18(e)
Storage Tanks

Section 4.18(f)
Hazardous Materials Facilities and Locations

Section 4.18(h)
Environmental Reports

Section 4.19(a)
Benefit Plans

Section 4.19(d)
Minimum Funding Standards for Benefit Plans

Section 4.19(e)
Post-Termination or Retiree Welfare Benefits

Section 4.19(g)
Other Payments

Section 4.20(a)
Employment Matters

Section 4.20(b)
Collective Bargaining Agreements

Section 4.20(c)
Employment Actions.

Section 4.21
Taxes